Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

PIEDMONT COMMUNITY BANK GROUP, INC.

The name of the corporation is Piedmont Community Bank Group, Inc. (the “Corporation”).

The Articles of Incorporation of the Corporation shall be amended by deleting Article 4 in its entirety and substituting in lieu thereof a new Article 4 which reads as follows:

“The Corporation shall have authority to issue 15,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:

A. Common Stock. One class shall consist of 10,000,000 shares of common stock, no par value per share, designated “Common Stock”. The holders of Common Stock shall be entitled to elect the members of the Board of Directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation.

B. Preferred Stock. One class shall consist of 5,000,000 shares of preferred stock, no par value per share, designated “Preferred Stock”. To the fullest extent provided by Section 14-2-602 of the Georgia Business Corporation Code (and any successor provision thereof), the Board of Directors of the Corporation shall be empowered, without shareholder action, to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors of the Corporation shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series: (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors of the Corporation in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors of the Corporation; (ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series; (iii) the time or times, if any, when the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, if any, for the purchase or redemption of such shares; (iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether all or a portion is paid before any amount is paid on Common Stock; (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; (vi) whether the shares of such series have voting rights and the extent of such voting rights, if any, and (vii) all other preferences, limitations and relative rights.

The Board of Directors of the Corporation shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

Any action by the Board of Directors of the Corporation in authorizing the issuance of Preferred Stock and fixing and determining the provisions thereof is hereby ratified and approved.”

All other provisions of the Articles of Incorporation shall remain in full force and effect.

This amendment was approved by the Corporation’s shareholders on May 29, 2008 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.